EXHIBIT 99.1

Rush Enterprises, Inc. Reports Second Quarter Results

  Parts, service and body shop revenues set new quarterly record
  Second quarter absorption ratio reaches new high of 117.7%
  Medium-duty truck sales account for 5.0% of U.S. Class 4-7 market

SAN ANTONIO, July 25, 2012 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced results for the second quarter ended June 30, 2012. The Company's net income for the quarter was $17.4 million, or $0.44 per diluted share, compared with net income of $12.5 million, or $0.32 per diluted share, in the quarter ended June 30, 2011.

"Our strategy to expand the scope of aftermarket solutions we provide to the commercial vehicle market combined with our ability to offer a diverse product lineup of new trucks into a range of market segments continues to result in excellent financial performance for the Company. This was evidenced by our ability to set new records this quarter for aftermarket parts, service and body shop revenues as well as medium-duty new truck sales and market share," said W. M. "Rusty" Rush, President and Chief Executive Officer for Rush Enterprises, Inc.

Operations

Aftermarket services accounted for more than 62% of the Company's total gross profits for the second quarter of 2012. Second quarter parts, service and body shop revenues increased by 22% as compared to second quarter 2011. This contributed to a quarterly absorption ratio of 117.7%, also another record.

"Our parts, service and body shop activity remained strong as a result of increased service needs of aging vehicles, continued service activity in the energy sector and expanded service offerings.  We believe that providing the right service solution to meet any customer's need differentiates us from our competition.  We are extremely pleased to see our philosophy has resulted in record aftermarket service revenues this quarter," said Rusty Rush.

"We employ more than 1,400 factory-trained service technicians within our coast-to-coast network of Rush Truck Centers with about 100 technicians currently staffing customer job sites and shops. We also operate 185 mobile service units that provide job site vehicle maintenance and repair as well as emergency roadside assistance," Rusty Rush explained.

"In addition, we recently doubled our service bay capacity in Fort Worth, Texas; in September, we will relocate our existing Phoenix operations to a new facility that will more than triple our service capabilities; have broken ground on a new facility in Ardmore, Oklahoma; plan to begin construction this fall of a new truck center in Corpus Christi, Texas; and have begun plans for a new facility in San Antonio, Texas to be completed in 2013," continued Rusty Rush.

"To better support our natural gas customers, four Rush Truck Centers in Arizona, Georgia and Texas are now equipped to service compressed natural gas vehicles with plans to bring an additional six facilities online in key markets by year end. Currently, 70 of our technicians have been certified to work on natural gas vehicles, with an additional 30 technicians scheduled to complete certification over the next few months," Rusty Rush added.

"We continue ramp-up at our Custom Vehicles Solutions modification and upfit operations in Texas.  Given our initiatives to expand aftermarket services, we expect parts, service and body shop revenues to remain strong," Rusty Rush added.

Rush's Class 4-7 medium-duty sales increased 41% over the second quarter of 2011, outpacing the U. S. Class 4-7 market, which increased 11% for the same time period. Rush's Class 4-7 market share accounted for 5.0% of the total U.S. market, up from 3.9% in the second quarter of 2011. "This growth is primarily the result of increased new truck sales to medium-duty fleets across the country along with strong performance by our Ford franchises," said Rusty Rush. Rush's second quarter light-duty truck sales also increased by 9% as compared to the second quarter of 2011.

In the second quarter Rush's Class 8 retail sales, which  accounted for 5.3% of the U.S. market, increased by 19% over the same time period in 2011. "Our performance in Class 8 truck retail sales this quarter was primarily driven by strong activity in the energy sector and replacement truck deliveries to larger fleets," explained Rusty Rush.

"Used truck sales and residual values remained steady throughout the quarter and are expected to continue at current levels for the remainder of 2012," Rusty Rush added.

 "We expect U.S. Class 8 retail sales will reach approximately 180,000 to 185,000 units by year end. Reduced order intake during the past several months could result in as much as a 20% decrease in new truck deliveries during the second half of 2012. Although business for most of our customers remains steady, we believe that fleet decision makers will exercise caution in making new truck replacement purchases during the second half of the year due to current political and fiscal uncertainty. We expect that as these uncertainties subside, order intake should increase by year end," said Rusty Rush.

Current industry forecasts indicate an increase in 2013 U. S. Class 8 retail sales to 227,000 units. "This is driven primarily by the need for replacement trucks to offset the age of fleet vehicles and should result in an improved truck sales market next year," said Rusty Rush. Industry experts also forecast U. S. Class 4-7 retail sales to be at 160,000 units in 2012 and 184,000 units in 2013.

"I would like to congratulate all employees for their efforts in contributing to another quarter of record-setting performance," said W. Marvin Rush, Chairman and Founder of Rush Enterprises. "I remain extremely proud of the Rush organization and am confident that we have the strategies in place to deliver continued good financial results well into the future."

Financial Highlights

In the second quarter, the Company's gross revenues totaled $835.8 million, a 26% increase from gross revenues of $662.0 million reported for the second quarter ended June 30, 2011.

Parts, service and body shop sales revenue was $208.3 million in the second quarter of 2012, compared to $170.4 million in the second quarter of 2011. The Company delivered 2,813 new heavy-duty trucks, 2,141 new medium-duty commercial vehicles, 343 new light-duty commercial vehicles and 1,242 used commercial vehicles during the second quarter of 2012, compared to 2,363 new heavy-duty trucks, 1,514 new medium-duty commercial vehicles, 314 light-duty commercial vehicles and 1,156 used commercial vehicles during the second quarter of 2011.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Thursday, July 26, 2012, at 11 a.m. Eastern/10 a.m. Central.  The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 10, 2012. Listen to the audio replay until August 2, 2012, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 95049861.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, UD, Blue Bird and IC Bus. The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 14 states throughout the Southern and Western United States. These one-stop centers offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company's services, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)
	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 169,005	$ 207,775
Accounts receivable, net	95,875	98,160
Inventories, net	829,002	649,626
Prepaid expenses and other	4,831	12,158
Deferred income taxes, net	12,180	12,286

Total current assets	1,110,893	980,005

Investments	6,628	6,628

Property and equipment, net	537,870	499,667

Goodwill, net	180,918	182,612

Other assets, net	49,132	48,789

Total assets	$ 1,885,441	$ 1,717,701

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 634,649	$ 520,693
Current maturities of long-term debt	71,753	63,465
Current maturities of capital lease obligations	10,315	10,056
Trade accounts payable	75,613	62,299
Accrued expenses	97,649	134,278
Total current liabilities	889,979	790,791

Long-term debt, net of current maturities	285,486	264,822
Capital lease obligations, net of current maturities	34,253	35,498
Other long-term liabilities	2,239	2,233
Deferred income taxes, net	98,791	93,123

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2012 and 2011	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 27,871,768 class A shares and 10,792,223 class B shares outstanding in 2012; and 27,406,424 class A shares and 10,776,697 class B shares outstanding in 2011	403	398
Additional paid-in capital	218,690	208,569
Treasury stock, at cost: 1,639,843 class B shares	(17,948)	(17,948)
Retained earnings	375,492	342,164
Accumulated other comprehensive loss, net of tax	(1,944)	(1,949)
Total shareholders' equity	574,693	531,234

Total liabilities and shareholders' equity	$ 1,885,441	$ 1,717,701

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues:
New and used truck sales	$ 598,220	$ 466,585	$ 1,150,148	$ 744,115
Parts and service	208,290	170,387	404,936	315,947
Lease and rental	23,433	20,563	46,909	39,548
Finance and insurance	3,577	2,744	6,714	4,712
Other	2,324	1,703	4,466	3,764

Total revenue	835,844	661,982	1,613,173	1,108,086

Cost of products sold:
New and used truck sales	559,017	436,163	1,069,824	695,068
Parts and service	127,617	103,453	245,873	192,165
Lease and rental	19,574	16,856	39,580	32,953

Total cost of products sold	706,208	556,472	1,355,277	920,186

Gross profit	129,636	105,510	257,896	187,900
Selling, general and administrative	91,683	79,655	184,698	145,001
Depreciation and amortization	6,055	4,541	11,939	8,721
Gain (loss) on sale of assets	68	475	87	432
Operating income	31,966	21,789	61,346	34,610
Interest expense, net	3,407	1,599	6,711	2,800
Income before taxes	28,559	20,190	54,635	31,810
Provision for income taxes	11,137	7,672	21,307	12,025
Net income	$ 17,422	$ 12,518	$ 33,328	$ 19,785

Earnings per common share :
Basic	$ .45	$ .33	$ .86	$ .52
Diluted	$ .44	$ .32	$ .84	$ .51

Weighted average shares outstanding:
Basic	38,675	37,831	38,531	37,727
Diluted	39,544	39,015	39,605	38,929

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Absorption Ratio, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted Free cash flow and Invested capital, which exclude certain items disclosed in the attached financial tables. As required by SEC rules, the Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue:	June 30, 2012	June 30, 2011
New heavy-duty vehicles	$ 395,311	$ 300,518
New medium-duty vehicles (including bus sales revenue)	135,815	107,262
New light-duty vehicles	10,954	10,252
Used vehicles	53,140	47,375
Other vehicles	3,000	1,178

Absorption Ratio	117.7%	112.9%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships, and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis	June 30, 2012	June 30, 2011
Floor plan notes payable	$ 634,649	$ 352,551
Current maturities of long-term debt	71,753	57,933
Current maturities of capital lease obligations	10,315	8,935
LONG-TERM DEBT, net of current maturities	285,486	206,887
CAPITAL LEASE OBLIGATIONS, net of current maturities	34,253	32,608
Total Debt (GAAP)	1,036,456	658,914
Adjustments:
Debt related to lease & rental fleet	(267,281)	(186,840)
Floor plan notes payable	(634,649)	(352,551)
Adjusted Total Debt (Non-GAAP)	134,526	119,523
Adjustments:
Cash and cash equivalents	(169,005)	(146,285)
Adjusted Net Debt (Non-GAAP)	$ (34,479)	$ (26,762)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle which is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similar non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA	June 30, 2012	June 30, 2011
Net Income (GAAP)	$ 68,755	$ 37,014
Provision for income taxes	44,246	19,064
Interest expense	11,073	5,470
Depreciation and amortization	23,302	17,218
(Gain) loss on sale of assets	(73)	(400)
EBITDA (Non-GAAP)	147,303	78,366
Adjustments:
Interest expense associated with FPNP	(6,935)	(2,150)
Adjusted EBITDA (Non-GAAP)	$ 140,368	$ 76,216

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA with an add back of interest expense associated with FPNP, to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similar non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow	June 30, 2012	June 30, 2011
Net cash provided by (used in) operations (GAAP)	$ (112,530)	$ 24,936
Acquisition of property and equipment	(166,254)	(116,550)
Free cash flow (Non-GAAP)	(278,784)	(91,614)
Adjustments:
Draws on floor plan financing, net	246,031	113,961
Proceeds from L&RFD	130,973	59,126
Principal payments on L&RFD	(65,608)	(53,775)
Non-maintenance capital expenditures	18,900	43,727
Adjusted Free Cash Flow (Non-GAAP)	$ 51,512	$ 71,425

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (iv) adds back capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the SAP enterprise software) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" " are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated Statement of Cash Flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similar non-GAAP measures used by other companies.

Invested Capital	June 30, 2012	June 30, 2011
Total Shareholders' equity (GAAP)	$ 574,693	$ 490,821
Adjusted net debt (Non-GAAP)	(34,479)	(26,762)
Adjusted Invested Capital (Non-GAAP)	$ 540,214	$ 464,059

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similar non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226